UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    June 1, 2016

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-8962	Pinnacle West Capital Corporation (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0512431

1-4473	Arizona Public Service Company (an Arizona corporation) 400 North Fifth Street, P.O. Box 53999 Phoenix, AZ 85072-3999 (602) 250-1000	86-0011170

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed or furnished by Pinnacle West Capital Corporation and Arizona Public Service Company. Each registrant is filing or furnishing on its own behalf all of the information contained in this Form 8-K that relates to such registrant and, where required, its subsidiaries. Except as stated in the preceding sentence, neither registrant is filing or furnishing any information that does not relate to such registrant, and therefore makes no representation as to any such information.

Item 7.01 Regulation FD Disclosure.

Investor and Analyst Meetings and Rate Case Materials

Pinnacle West Capital Corporation (“Pinnacle West”) will be participating in various investor and analyst meetings from June 2, 2016 through June 14, 2016 and will be utilizing slides during those meetings.  Copies of the slides are attached hereto as Exhibit 99.1.

As described under Item 8.01 below, Arizona Public Service Company (“APS” or the “Company”) will be filing an application and related schedules for an annual increase in retail base rates with the Arizona Corporation Commission (the “ACC”) on June 1, 2016.  These materials will be posted on an APS website at www.azenergyfuture.com.  The information on this website is not incorporated by reference into this report. The ACC docket number is E-01345A-16-0036. On June 1, 2016, APS also issued a press release announcing its filing with the ACC described above.  A copy of the press release is attached hereto as Exhibit 99.2.

Item 8.01 Other Events.

Retail Rate Case Filing with the Arizona Corporation Commission

On June 1, 2016, APS will file an application with the ACC for an annual increase in retail base rates of $165.9 million. This amount excludes amounts that are currently collected on customer bills through adjustor mechanisms. The application requests that some of the balances in these adjustor accounts (aggregating to approximately $267.6 million as of December 31, 2015) be transferred into base rates through the ratemaking process. This transfer would not have an incremental effect on customer bills. The average annual customer bill impact of APS’s request is an increase of 5.74%.

The principal provisions of the application are:

•	a test year ended December 31, 2015, adjusted as described below;

•
an original cost rate base of $6.8 billion, which approximates the ACC-jurisdictional portion of the book value of utility assets, net of accumulated depreciation and other credits, as of December 31, 2015;

•	the following proposed capital structure and costs of capital:

	Capital Structure	Cost of Capital
Long-term debt	44.20%	5.13%
Common stock equity	55.80%	10.50%
Weighted-average cost of capital		8.13%

•	a 1% return on the increment of fair value rate base above APS’s original cost rate base, as provided for by Arizona law;

•	a base rate for fuel and purchased power costs of $0.029882 per kilowatt-hour (“kWh”) based on estimated 2017 prices (a decrease from the current base fuel rate of $0.032071 per kWh);

•
authorization to defer for potential future recovery its share of the construction costs associated with installing selective catalytic reduction equipment at the Four Corners Power Plant (estimated at approximately $400 million in direct costs). APS will propose that the rates established in this rate case be increased through a step mechanism beginning in 2019 to reflect these deferred costs;

•
authorization to defer for potential future recovery in the Company’s next general rate case the construction costs APS incurs for its Ocotillo power plant modernization project, once the project reaches commercial operation. APS estimates the direct construction costs at approximately $500 million and that the new facility will be fully in service by early 2019;

•
authorization to defer until the Company’s next general rate case the increase or decrease in its Arizona property taxes attributable to tax rate changes after the date the rate application is adjudicated;

•
updates and modifications to four of APS’s adjustor mechanisms - the Power Supply Adjustor (“PSA”), the Lost Fixed Cost Recovery Mechanism (“LFCR”), the Transmission Cost Adjustor (“TCA”) and the Environmental Improvement Surcharge (“EIS”);

•	a number of proposed rate design changes for residential customers, including:

◦	change the on-peak time of use period from 12 p.m. - 7 p.m. to 3 p.m. - 8 p.m. Monday through Friday, excluding holidays;

◦	reduce the difference in the on- and off-peak energy price and lower all energy charges;

◦	offer four rate plan options, three of which have demand charges and a fourth that is available to non-partial requirements customers using less than 600 kWh on average per month; and

◦
modify the current net metering tariff to provide for a credit at the retail rate for the portion of generation by rooftop solar customers that offsets their own load, and for a credit for excess energy delivered to the grid at an export rate.

•
proposed rate design changes for commercial customers, including an aggregation rider that allows certain large customers to qualify for a reduced rate, an extra-high load factor rate schedule for certain customers, and an economic development rate offering for new loads meeting certain criteria.

The Company will request that the increase become effective July 1, 2017.  APS expects the ACC to issue a procedural schedule during the next sixty days detailing the timeline for addressing the application. APS cannot predict the outcome of its request.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Registrant(s)	Description

99.1	Pinnacle West APS	APS Rate Case Filing Overview slide presentation for use at investor and analyst meetings from June 2, 2016 through June 14, 2016.

99.2	Pinnacle West APS	News Release issued on June 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE WEST CAPITAL CORPORATION
(Registrant)

Dated: June 1, 2016	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer

ARIZONA PUBLIC SERVICE COMPANY
(Registrant)

Dated: June 1, 2016	By: /s/ James R. Hatfield
James R. Hatfield
Executive Vice President and
Chief Financial Officer

Exhibit Index

Exhibit No.	Registrant(s)	Description

99.1	Pinnacle West APS	APS Rate Case Filing Overview slide presentation for use at investor and analyst meetings from June 2, 2016 through June 14, 2016.

99.2	Pinnacle West APS	News Release issued on June 1, 2016.